Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPUBLIC NAMES CHIEF FINANCIAL OFFICER

Frank Mergenthaler Brings Strong Operational Finance Experience in Media and Entertainment Industries, Top Accounting Credentials

New York, NY (July 19, 2005) – The Interpublic Group (NYSE: IPG) today announced that it has named Frank Mergenthaler Executive Vice President and Chief Financial Officer. Mr. Mergenthaler, 44, joins Interpublic with extensive experience in the media and entertainment industries, having played increasingly important roles in the finance operations of major multinationals such as The Seagram Company and Vivendi Universal, as well as at Columbia House. Previously, he spent over a decade at Price Waterhouse, becoming a partner at the accounting firm in 1996. Mergenthaler will begin work at Interpublic on August 1 and will replace Robert Thompson, who is leaving the company.

“I am very pleased that Frank has agreed to join us,” said Michael I. Roth, Interpublic’s Chairman and CEO. “He’s a first-class executive who has personal experience with and great command of every facet of the finance function. He’s comfortable and effective in dealing with operating issues and has a strong strategic sense. His experiences in related industries and at a major accounting firm provide a unique background that will allow him to step in and make significant contributions here at Interpublic. I very much look forward to having him as my partner as we progress in the turnaround here at Interpublic.”

“This is a unique opportunity,” said Mr. Mergenthaler, “to be part of a strong new management team and work with Interpublic’s many terrific brands and talented individuals. In the complex media environment we all face, there’s an increasing need on the part of clients for effective marketing programs and services. I’m excited to work with Michael, who made it very clear that he was looking for a CFO who would serve as his operating partner and be an important driver of the turnaround to which he is committed.”

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

Most recently, Mr. Megrenthaler was Executive Vice President and Chief Financial Officer of Columbia House Company a direct marketer of entertainment content, which he joined in 2002, following the successful leveraged buyout by the Blackstone Group. At Columbia House, he worked with the CEO to drive all major strategic and operational management decisions, including the company’s recent sale to Bertelsman. While at Columbia House, Mergenthaler redesigned the Corporate Finance and Controller functions, established the Internal Audit function and was the primary liaison with debt holders and other financial constituents. He also led the re-engineering of the company’s information technology function and drove cost rationalizations, resulting in dramatic improvements in margins.

From 2001 to 2002, Mergenthaler served as Senior Vice President and Deputy Chief Financial Officer for Vivendi Universal, making him the company’s most senior U.S. finance executive. In this role, he oversaw Internal Audit and managed integration of the global finance function following multiple Vivendi acquisitions.

At The Seagram Company, which he joined in 1996, Mergenthaler rose from Assistant Treasurer to Controller and, ultimately, Senior Vice President and Chief Accounting Officer. In these roles, he provided leadership and direction to financial executives of three multi-billion dollar business units, led successful corporate overhead reduction initiatives and managed a global shared services group with centers in North America and Europe.

From 1983 to 1996, Mergenthaler held various positions at Price Waterhouse. While at the firm, he managed a number of multinational clients in the consumer products, entertainment and financial services industries.

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Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing-services companies. Major global brands include Draft, Foote Cone & Belding Worldwide, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, MAGNA Global, McCann Erickson, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Deutsch and Hill Holliday.

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Contact Information

General Inquiries: Julie Tu (212) 827-3776	Media, Analysts, Investors: Philippe Krakowsky (212) 704-1328	Analysts, Investors: Jerry Leshne (212) 704-1439

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Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

Cautionary Statement

This release contains forward-looking statements. Our representatives may also make forward-looking statements orally from time to time. Statements in this release that are not historical facts, including statements about management's beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under the heading “Risk Factors” in our 2003 Form 10-K and other SEC filings. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	risks arising from material weaknesses in our internal control over financial reporting;
•	potential adverse effects to our financial condition, results of operations or prospects as a result of any required adjustments to prior period financial statements;
•	risks associated with our inability to satisfy covenants under our syndicated credit agreements;
•	our ability to satisfy certain reporting covenants under our indentures by September 30, 2005;
•	risks associated with the effects of global, national and regional economic and political conditions, including with respect to fluctuations in interest rates and currency exchange rates;
•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	potential adverse effects if we are required to recognize additional impairment charges or other adverse accounting-related developments;
•	risks associated with our inability to achieve lower costs and expenses as a result of our restructuring programs;
•	potential adverse developments in connection with the ongoing SEC investigation;
•	potential downgrades in the credit ratings of our securities; and
•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail under the heading “Risk Factors” in our 2003 Form 10-K and other SEC filings.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax